CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                  EXHIBIT 10.13




                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                 ADVANTIX, INC.,


                         BAY AREA SEATING SERVICE, INC.


                                       AND


                 SHAREHOLDERS OF BAY AREA SEATING SERVICE, INC.


                          EFFECTIVE SEPTEMBER 18, 1997

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 18th day of September, 1997 by and among Advantix, Inc., a Delaware corporation ("Buyer"), Bay Area Seating Service, Inc., a California corporation (the "Company"), and the shareholders of the Company as listed on the signature pages of this Agreement who become parties to this Agreement (the "Shareholders").

                                 R E C I T A L S
                                 ---------------

         A. The Shareholders own at least ninety-five percent (95%) of the issued and outstanding shares of common stock of the Company.

         B. Buyer desires to purchase all of the shares of common stock of the Company owned by the Shareholders, and the Shareholders desire to sell such shares, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows.

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, each of the Shareholders shall transfer to Buyer that number of shares of the Company common stock which are identified below their respective signatures on the signature page hereto, which in the aggregate shall constitute at least ninety-five percent (95%) of the outstanding shares of the Company common stock at the Closing, in exchange for their pro rata share of the Purchase Price.

         1.2 Purchase Price and Payment. The purchase price (the "Purchase Price") to be paid by Buyer to the Shareholders for the Shares shall consist of the following:

                  (a) (i) Cash payments at Closing (the "Closing Cash Payment") which shall equal the product of (x) the Participating Percentage, times (y) the sum of Ten Million Dollars ($10,000,000) plus the amount by which Closing Date current assets exceed, or minus the amount by which Closing Date current assets fall short of, the sum of (i) Closing Date current liabilities plus (ii) $1,050,000. At the Closing, the Closing Date current assets and Closing Date current liabilities will be estimated, by mutual agreement of Advantix and the Company, based on the Company's current assets and current liabilities as of August 31, 1997, and the amount paid at the Closing shall be based on such estimate. Within 60 days after the Closing Date, the Company will determine the actual Closing Date current assets and the actual Closing Date current liabilities. If the amount by which the actual Closing Date current assets exceeds the actual Closing Date current liabilities plus $1,050,000 is greater than the amount estimated at the Closing, Buyer shall advise the Shareholders' Representative of the amount of the excess and shall promptly pay to each Shareholder such Shareholder's respective share of the product of (i) the Participating Percentage, times (ii) the sum of the amount of the excess plus the amount of the Cost Allowance Excess, if any, determined in accordance with Section 1.2(a)(ii). If the amount by which the actual Closing Date current assets exceed the actual Closing Date current liabilities plus $1,050,000 is less than the amount estimated at the Closing, Buyer shall advise the Shareholders' Representative of the amount of such difference and shall deduct an amount equal to the product of the Participating Percentage times the amount of such difference (the "Negative Difference") from one or both of the payments described in Sections 1.2(a)(ii) and (iii). If the Negative Difference exceeds the total amount due the Shareholders under the next two paragraphs, the amount of such excess shall be deducted from the payments due under Sections 1.2(b) and (d) until paid.

                      (ii) Costs and expenses related to the transactions incurred by the Company and the Shareholders, to the extent not paid prior to the Closing, shall be paid by the Company, up to a maximum of $500,000, at or within 60 days after the Closing. Such costs and expenses shall be approved by the Shareholders' Representative, and shall be paid promptly after such approval. If at the end of 60 days, such costs and expenses are less than $500,000, the amount by which they are less than $500,000 (which amount is subject to reduction on account of the Negative Difference) shall be the Cost Allowance Excess. The Company shall pay the Cost Allowance Excess to the Shareholders in accordance with Section 1.2(a)(i). The Company shall have no obligation to pay for any such costs or expenses either in excess of $500,000 or submitted after such 60-day period.

                      (iii) On the Closing Date, the Company shall segregate $300,000 of the Company's cash in a separate general ledger account (the "Working Capital Account") to be used only for the purposes described in this
Section 1.2(a)(iii). Between the Closing Date and the first anniversary of the Closing Date ("Anniversary Date"), once each week on the same day each week (the "Balance Day") the Company shall determine the amount of its Free Cash. If on any Balance Day the amount of the Company's Free Cash is less than zero, the Company may withdraw funds from the Working Capital Account in an amount sufficient to increase the Company's Free Cash to zero. If at any time after January 31, 1998 and before the Anniversary Date, Free Cash surpasses $600,000 on a Balance Day, the remaining balance in the Working Capital Account shall be adjusted in accordance with Section 1.2(a)(iv) and, after such adjustment shall (subject to any reduction on account of the Negative Difference) be paid ratably to the Shareholders within thirty (30) days of such date. If the Working Capital Balance is not repaid pursuant to the preceding sentence, then on the Anniversary Date, the balance in the Working Capital Account shall be adjusted in accordance with the Section 1.2(a)(iv) and, after such adjustment, shall (subject to any reduction on account of the Negative Difference) be paid ratably to the Shareholders within thirty (30) days of the Anniversary Date.

                      (iv) Prior to January 31, 1998, the Company shall determine the amount of the royalties due [***] under Section 3 of that certain [***] Agreement dated as of [***], as amended, for the period from the Closing Date through December 31, 1997, and shall advise the Shareholders' Representative of such amount. Prior to January 31, 1998, the Company may deduct such amount from the Working Capital Account.


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                  (b) Promissory notes delivered at Closing in substantially the form attached hereto as Exhibit A (the "Notes") in the aggregate principal amount equal to the product of Six Million Dollars ($6,000,000) times the Participating Percentage;

                  (c) Warrants to purchase Buyer Common Stock delivered at Closing in substantially the form attached hereto as Exhibit B (the "Warrants") representing in the aggregate the right to purchase that number of shares of Buyer Common Stock equal to the product of 3,000,000 times the Participating Percentage;

                  (d) (i) A cash payment equal to the Initial Disbursement Amount, which amount shall be paid by the Buyer to First Trust of California (the "Disbursement Agent") under the Disbursement Agent Agreement, in substantially the form attached hereto as Exhibit C. The Initial Disbursement Amount will be held and disbursed in accordance with the procedures set forth in the Disbursement Agent Agreement and this Agreement;

                      (ii) Each of the Shareholders hereby, jointly and severally, unconditionally guarantees and covenants to Buyer that the Net Revenue of the Company for the twelve consecutive calendar quarters beginning on the first day of the first month beginning after the Closing Date (the "Measurement Period") will equal or exceed $[***]. If Net Revenue of the Company for the Measurement Period does not equal or exceed $[***], the Shareholders agree that in satisfaction of their guarantee the Disbursement Agent shall pay the Guarantee Shortfall to Buyer as provided in Section 1.2(d)(iii) below. The Buyer agrees that its sole recourse with respect to the guaranty and covenants set forth in this Section 1.2(d)(ii), and the breach thereof, shall be payment of the Guarantee Shortfall at the end of the Measurement Period as provided in
Section 1.2(d)(iii), and no Shareholder shall be personally liable with respect thereto, whether under Section 8.2 or otherwise, unless the Guarantee Shortfall otherwise payable to the Buyer shall have been paid to anyone other than Buyer, in which event the Shareholders shall have joint and several liability for such amount so paid or distributed. Without limiting the generality of the preceding sentence, no Shareholders shall have personal liability for any amount by which Net Revenues during the Measurement Period are less than $[***], except to the extent of the Guarantee Shortfall, nor shall any Shareholder be liable for incidental or consequential damages if Net Revenues during the Measurement Period are less than such amount.

                      (iii) Within sixty (60) days after the end of each fiscal quarter during the Measurement Period, the Buyer shall notify the Shareholders' Representative and the Disbursement Agent of the Net Revenues of the Company during such quarter. If the Shareholders' Representative disputes the Buyer's calculation and the Buyer and the Shareholders' Representative are unable to resolve such dispute, such dispute shall be resolved by arbitration pursuant to
Section 9.5. Promptly after receipt of such notice from the Buyer, the Disbursement Agent shall disburse to the Shareholders an amount equal to the product of (i) Net Revenue for that fiscal quarter times (ii) the then applicable Adjusted Payout Factor (the "Quarterly Payment"); provided, however, that such payments shall be reduced by the dollar amount of any damages claimed by Buyer as set forth in a Claim pursuant to Section 8.4. If the Shareholders' Representative disputes such Claim and it is ultimately determined that Buyer is


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

not entitled to such claimed amount, the Disbursement Agent shall immediately pay and distribute such amount to the Shareholders. If the Buyer fails to deliver such notice and the Shareholders' Representative notifies the Disbursement Agent and Buyer of such delinquency, then on the fifth (5th) day after notice of the delinquency is given to Buyer, if Buyer has not cured the delinquency, the Disbursement Agent shall pay to the Shareholders an amount equal to one-twelfth of the Initial Disbursement Amount or the then remaining balance of the Disbursement Account if less than one-twelfth of the Initial Disbursement Amount remains after all disbursements pursuant to this Section, less any Buyer Claim. The aggregate disbursements to the Shareholders under this
Section 1.2(d) shall in no event exceed the Initial Disbursement Amount plus interest earned on the Initial Disbursement Amount, subject to reduction pursuant to Section 8.6. After all Quarterly Payments have been made for the Measurement Period, Buyer shall be paid the Guarantee Shortfall, along with any other amounts held by the Disbursement Agent, to satisfy the Shareholders' obligations set forth in Section 1.2(d)(ii) above, provided however that if at that time any amount otherwise due the Shareholders under this Section have been withheld pursuant to Section 8.6, and it is later determined that such amount should be paid to the Shareholders, the Disbursement Agent shall pay such amount to the Shareholders upon such determination.

                      (iv) On each Adjustment Date (as defined below), for the purpose of calculating future quarterly disbursements to the Shareholders from the Initial Disbursement Amount under this Section 1.2(d), the Payout Factor shall be recalculated (the "Adjusted Payout Factor") as (x) the Adjusted Disbursement Amount divided by (y) the product of (i) the quotient of (12 minus the number of full quarters during the Measurement Period through that Adjustment Date) divided by four, multiplied by (ii) $[***]. An "Adjustment Date" shall be the first day of each quarter during the Measurement Period.

                      (v) The Buyer, the Company and the Shareholders acknowledge that upon deposit with the Disbursement Agent, the Disbursement Agent shall be deemed to hold legal title to the Initial Disbursement Amount and the Shareholders shall be deemed to hold equitable title to their proportionate interest in the Initial Disbursement Amount, subject to the right of the Buyer to make claims against, and to receive disbursements from, the Initial Disbursement Amount as provided in this Agreement. Consistent with such equitable title, the Shareholders shall bear all taxes on income earned on the amounts held by the Disbursement Agent. If for any reason a court of competent jurisdiction should hold that, notwithstanding the intention of the parties set forth in the preceding sentence, the Buyer is the owner of the Initial Disbursement Amount, then the Buyer hereby grants to the Shareholders' Representative, on behalf of the Shareholders, a first priority security interest in the Initial Disbursement Amount, and the Shareholders' Representative shall have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect thereto. Such security interest shall terminate automatically and without further action by the Shareholders' Representative with respect to any and all amounts paid or due to the Buyer from the Initial Disbursement Amount pursuant to Section 1.2(d)(iii) or Section 8.6 of this Agreement. At the Closing, the Buyer shall execute a Uniform Commercial Code financing statement relating to the Initial Disbursement Amount, which the Shareholders' Representative may file as a protective measure and shall not be deemed


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

by a court to constitute evidence that the parties intended to create a security interest rather than to vest equitable ownership of the Initial Disbursement Amount in the Shareholders.

                      (vi) No later than January 31 of each year, the Disbursement Agent shall distribute to the Shareholders on a pro rata basis an amount equal to forty percent (40%) of the income earned on amounts held by the Disbursement Agent for the prior year. In addition, within thirty (30) days after the end of the Measurement Period, Disbursement Agent shall distribute to the Shareholders on a pro rata basis an amount equal to (I) the product of (x) income earned on amounts held by the Disbursement Agent for the Measurement Period (the "Measurement Period Income") times, (y) net revenue for the Measurement Period divided by $[***], less (II) any amounts previously distributed to the Shareholders pursuant to the preceding sentence; provided, however, in no event shall such distribution to the Shareholders exceed Measurement Period Income less any amounts previously distributed to the Shareholders pursuant to the preceding sentence.

                  (e) Incentive Payments pursuant to Section 1.3.

The final Purchase Price determined pursuant to this Section 1.2 shall be allocated pro rata among the Shareholders in proportion to the number of shares owned, subject to Section 9.11 hereof.

         1.3 Incentive Payment. If at the end of any fiscal quarter during the Measurement Period, the Company's actual cumulative Net Revenue to date during the Measurement Period exceeds $[***], Buyer shall pay to the Shareholders
(i) with respect to the fiscal quarter during which such event occurs, an amount equal to such excess multiplied by 1/2 times the Payout Factor, and (ii) with respect to each fiscal quarter thereafter during the Measurement Period, an amount equal to the Net Revenue of the Company for that period multiplied by 1/2 times the Payout Factor. Amounts payable under this Section 1.3 shall be made within sixty (60) days of the end of the quarter for which an Incentive Payment is earned.

         1.4 Shared Transition Costs.

                  (a) Buyer and the Shareholders agree to share, on an equal basis, both (i) all costs and expenses incurred by the Company or Buyer in connection with the one-time software conversion of the Company, its clients, and its retail outlets to Buyer's software, and (ii) all Extraordinary (as defined below) rebates and costs that the Company or Buyer become obligated to pay within eighteen (18) months after the Closing in connection with the renewal or extension of any contract existing as of the Closing, or execution of a new contract, with a Significant Client of the Company (collectively, (i) and (ii) are the "Transition Costs"); provided that the Shareholders in the aggregate would not be obligated to pay more than a total of [***] Dollars ($[***]) of the Transition Costs, and any Transition Costs in excess of [***] Dollars ($[***]) would be borne exclusively by Buyer; and provided further, the Shareholders' portion of the Transition Costs shall be funded out of the Transition Costs Account described in Section 1.4(b). Notwithstanding the foregoing, "Transition Costs" shall not include any amounts subject to indemnification under Section
8.2. For purposes of this Section 1.4, a rebate or cost


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

shall be deemed "Extraordinary" if it is either (a) paid in connection with obtaining a Significant Client's consent to the transactions contemplated by this Agreement, or (b) otherwise incurred to maintain a Significant Client as a client of the Company during the 18-month period and is of a type or amount that it is different or unusual compared to the Company's historical practices with respect to that client. Any dispute between the parties as to whether a rebate or cost is Extraordinary which cannot be resolved within thirty (30) days shall be submitted to binding arbitration before Raymond Ward, or a successor mutually agreed to by the parties.

                  (b) At the Closing, the Company shall put [***] Dollars ($[***]) into a separate account in its name (the "Transition Costs Account") to fund the Shareholders' portion of the Transition Costs. Any disbursement from the Transition Costs Account shall require a signature from the Company and the Shareholders' Representative. The Company or Buyer shall notify the Shareholders' Representative of any Transition Costs that it pays (in the case of Transition Costs described in Section 1.4(a)(i)) or documents (in the case of Transition Costs described in Section 1.4(a)(ii)). The Shareholders' Representative shall within five (5) business days of receipt of such notification either (i) authorize the disbursement from the Transition Costs Account to fund the Shareholders' fifty percent (50%) portion of such Transition Costs or (ii) submit such calculation of Transition Costs to binding arbitration pursuant to Section 1.4(a). If any amount remains in the Transition Costs Account after eighteen (18) months after the Closing Date, and no dispute exists regarding any Transition Costs, such amount shall be delivered to the Shareholders' Representative to be distributed ratably to the Shareholders.

         1.5 Special Indemnification Account. At the Closing, the Company shall put [***] Dollars ($[***]) into a separate account in the name of the Shareholders' Representative (the "Special Indemnification Account"). Any disbursement from this Special Indemnification Account shall require a signature from the Shareholders' Representative and Buyer. The funds in this account shall be used to pay any indemnification Claims of Buyer under Section 8.2(ii). Buyer shall notify Shareholders' Representative of any such Claim pursuant to Section
8.4 and such Claim shall be handled in accordance with Section 8.4. Upon any determination in accordance with that Section that a Claim has been accepted, the amount of such Claim shall be disbursed from the Special Indemnification Account to Buyer or its designee. If any amount remains in the Special Indemnification Account on April 1, 1999, or such earlier date as Buyer and Shareholders' Representative shall agree, and if no dispute exists regarding any Claim under Section 8.2(ii) at that time, such amount shall be delivered to the Shareholders' Representative to be distributed ratably to the Shareholders.

         1.6 Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place in the offices of Hewitt & McGuire LLP, 19900 MacArthur Boulevard, Suite 1050, Irvine, California, at 10:00 a.m. on September __, 1997, or at such other time and date as the parties may fix ("Closing Date").

         1.7 Closing Obligations. At the Closing:

                  (a) The Company and the Shareholders will deliver to Buyer:


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                      (i) certificates representing the Shares being sold by them under this Agreement, duly endorsed (or accompanied by duly executed stock powers), along with satisfactory evidence of authority to execute this Agreement and transfer the Shares (in the case of non-individual Shareholders, for transfer to Buyer;

                      (ii) a certificate of the President of the Company pursuant to Section 6.1(a);

                      (iii) a general release, in form and substance satisfactory to Buyer, from each officer and director of the Company releasing the Company from all obligations under any indemnification agreements, the charter documents of the Company, or otherwise, arising out of or relating to this Agreement or the consummation of the transactions contemplated thereby, other than obligations arising after the Closing Date under this Agreement and the other agreements described in this Section to which the Company is a party, provided that such release shall not release any rights that any such officer or director may have against any insurance carrier;

                      (iv) an employment agreement in substantially the form of Exhibit D, executed by Doug Levinson and the Company;

                      (v) a consulting agreement in substantially the form of Exhibit E, executed by David Mendelsohn and the Company;

                      (vi) noncompetition agreements in substantially the form of Exhibit F, executed by the Company and each of Gerald Seltzer, Harold Silen and David Mendelsohn;

                      (vii) a security agreement in substantially the form of Exhibit G (the "Security Agreement"), executed by the Shareholders' Representative;

                      (viii) a noncompetition agreement in substantially the form of Exhibit H, executed by the Company and Doug Levinson;

                      (ix) an opinion of Shartsis, Friese & Ginsburg LLP, dated the Closing Date, substantially in the form of Exhibit I;

                      (x) a subordination agreement in substantially the form of Exhibit K executed by each of the Shareholders; and

                      (xi) an amended investor right agreement, dated the Closing Date (the "Rights Agreement"), substantially in the form of Exhibit M.

                  (b) Buyer will deliver to the Shareholders' Representative on behalf of the Shareholders:

                      (i) a bank cashier's or certified check for each Shareholder equal to their pro rata amount of the Closing Cash Payment;

                      (ii) a Note for each Shareholder equal to their pro rata amount of the Notes;

                      (iii) a Warrant for each Shareholder equal to their pro rata share of the right to purchase Common Stock;

                      (iv) a certificate of the President of Buyer pursuant to
Section 6.2(a);

                      (v) an opinion of Hewitt & McGuire LLP, dated the Closing Date, substantially in the form of Exhibit J; and

                      (vi) a security agreement in substantially the form of Exhibit G, executed by Buyer and the Company.

                  (c) Buyer, the Shareholders and the Disbursement Agent shall enter into the Disbursement Agent Agreement and Buyer shall deposit the Initial Disbursement Amount with the Disbursement Agent by bank cashier's or certified check.

                  (d) The Company and Doug Levinson shall enter into a disbursement agreement in substantially the form of Exhibit L and the Company shall deposit Six Hundred Thousand Dollars ($600,000) with the Disbursement Agent by bank cashier's or certified check.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in the attached Schedule II (which lists exceptions to the following representations and warranties and also contains matters required to be disclosed pursuant to this Article II, each of which corresponds to the numbered sections contained in this Article II), Buyer represents and warrants to the Company and the Shareholders as follows:

         2.1 Organization; Qualification. Buyer (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware; (b) has the corporate power and authority to carry on its business as now conducted; (c) has no subsidiaries or affiliates and owns no securities or other interests in any other corporation or other entity (except for Buyer's ownership of all of the outstanding equity securities of each Buyer Subsidiary as disclosed in Schedule 2.3); (d) has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws as currently in effect; and (e) is qualified to do business and is in good standing in the State of California and in each other jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary.

         2.2 Capital Stock of Buyer. The authorized capital stock of Buyer consists of 100,000,000 shares of common stock, 8,440,002 shares of Series A Preferred Stock, and 6,000,000 shares of Series B Preferred Stock, of which 14,095,640 shares of Common Stock, 8,440,002 shares of Series A Preferred Stock and 2,094,174 shares of Series B Preferred Stock are issued and outstanding. There are no (a) preemptive or other subscriptive rights with respect to the outstanding shares of Buyer common stock, (b) treasury shares or any other authorized or outstanding equity securities of Buyer, or (c) outstanding rights, options, warrants, contracts, understandings, arrangements or commitments providing for issuance of, or granting of rights to acquire, any capital stock of Buyer or securities convertible into or exchangeable for capital stock of Buyer.

         2.3 Capital Stock of Buyer Subsidiaries. Section 2.3 of the Schedule lists all subsidiaries, direct or indirect, of Buyer (hereinafter collectively the "Buyer Subsidiaries" or individually a "Buyer Subsidiary"). Such Schedule correctly sets forth, as to each of the Buyer Subsidiaries, (a) the jurisdiction of incorporation; (b) the jurisdictions, if any, in which such Buyer Subsidiary is qualified to do business as a foreign corporation; (c) the number of shares of each Buyer Subsidiary's authorized capital; (d) the number of shares thereof issued and outstanding; and (e) the names of the holders of such outstanding shares and the amounts they own. Neither Buyer nor any Buyer Subsidiary has any outstanding investment in or advance of cash or is otherwise under any obligation to purchase or subscribe to any investments in, or incur obligations with respect to, any corporation, limited liability company, partnership or other entity other than Buyer or the Buyer Subsidiaries. There are no outstanding rights or options to acquire, or any outstanding securities convertible into, stock of any class of any Buyer Subsidiary. Each Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary to the transaction of its business, all of which jurisdictions are listed on Section 2.3 of the Schedule hereto, and has corporate power to own all of its property and assets and carry on its business as it is now being conducted.

         2.4 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement, and to perform Buyer's obligations under, and to consummate the transactions contemplated by, this Agreement, and all corporate action of Buyer necessary for such execution, delivery and performance has been duly and validly taken as required by law or under the Certificate of Incorporation or Bylaws of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms against Buyer subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. The execution and delivery of this Agreement by Buyer do not, and the performance and consummation by Buyer of the transactions contemplated by this Agreement will not (a) conflict with, constitute or result in a breach or violation of, or default under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, agreement, contract or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party or by which any of their respective assets or properties is bound; (b) violate any judgment, order, injunction, decree, statute, rule, or regulation applicable to Buyer or any Buyer Subsidiary or any of their respective assets or properties; (c) contravene, violate or be impermissible under the Certificate of Incorporation or Bylaws of Buyer or any Buyer

Subsidiary; or (d) permit any party to terminate any lease, contract, agreement or other instrument to which Buyer or any Buyer Subsidiary is a party or to accelerate the maturity of any indebtedness or other obligation of Buyer or any Buyer Subsidiary. Except as set forth in Section 2.4 of the Schedule, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the consummation by Buyer of the transaction contemplated by this Agreement.

         2.5 Compliance With Law. Buyer and each Buyer Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied and is currently in compliance, in all material respects, with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         2.6 No Governmental Consents. Except as contemplated by this Agreement, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, require the consent or approval of, or declaration, filing or registration with, any governmental authority.

         2.7 Properties. Attached as Section 2.7 of the Schedule is a summary schedule of all real estate interests and leaseholds, equipment, machinery, vehicles, improvements and other tangible properties or assets owned or leased by Buyer or the Buyer Subsidiaries or otherwise used in, or required for, the business of Buyer or the Buyer Subsidiaries. Each of Buyer and the Buyer Subsidiaries owns (beneficially and of record) and has good and marketable title to all of its properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or joint ownership other than equipment leases entered into in the ordinary course of business. All such properties and assets and their use conform in all material respects to all applicable building, zoning, fire, health and other laws, ordinances or regulations and no notice of any violation with respect thereto has been received by either Buyer or Buyer Subsidiary. All such properties and assets are in good condition (except for normal wear and tear), fit for the purposes for which they are being used. Each of Buyer and the Buyer Subsidiaries has valid and enforceable leasehold interests in all properties and assets which it purports to lease. Buyer or one or more of the Buyer Subsidiaries is, or shall be prior to the Closing, the party-lessee on all real and personal property leases covering all or any portion of the premises or any personal property used by Buyer or any Buyer Subsidiary in the operation of its business. All leases to which Buyer or any Buyer Subsidiary is a party-lessee are in full force and effect and neither Buyer nor any Buyer Subsidiary, nor, to the knowledge of Buyer, the other party thereto, is in default thereunder, and the transactions contemplated by this Agreement shall not affect their validity or enforceability.

         2.8 Financial Information. Buyer has delivered to the Company true copies of the consolidated financial statements of Buyer for the fiscal year ended December 31, 1996, with any interim consolidated financial statements through June 30, 1997. Such consolidated financial statements of Buyer shall hereinafter be referred to collectively as the "Buyer Financial Information." The Buyer Financial Information (a) is complete and correct in all material respects, (b) has been prepared in conformity with generally accepted accounting principles consistently applied, and (c) presents fairly the consolidated financial condition of Buyer at the dates presented and the consolidated results of operations of Buyer for the period covered subject to year end adjustments for any interim financial statements. There does not exist any fact, event, condition, claim or latent claim, known to Buyer, which would cause an adverse change in the Buyer Financial Information as presented other than as set forth therein.

         2.9 Absence of Change. Since June 30, 1997, there has been no adverse change in the financial condition, results of operations, assets, liabilities or business of Buyer and the Buyer Subsidiaries, taken as a whole, and no event or condition has occurred which Buyer believes has adversely affected or shall adversely affect the financial condition, results of operations, assets, liabilities or business of Buyer and the Buyer Subsidiaries, taken as a whole.

         2.10 Taxes. Buyer and each Buyer Subsidiary have prepared and filed all federal, state and local tax returns and tax reports required to be filed to date with appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All taxes and estimated taxes (including any penalties or interest) imposed by or payable to any governmental taxing authority with respect to the operations or ownership of property and assets of Buyer or any Buyer Subsidiary have been fully paid or adequately provided for in the Buyer Financial Information, except taxes based on operations since that date. All tax returns and reports to date are true and correct.

         2.11 Licenses, Permits, Etc. Each of Buyer and the Buyer Subsidiaries has all approvals, authorizations, consents, licenses, orders, franchises, rights, governmental security clearances and registrations and permits of all governmental agencies, whether federal state or local, United States or foreign, required to permit the operation of its businesses as presently conducted, the absence of which would have an adverse effect on the financial condition, assets or business of Buyer and the Buyer Subsidiaries, taken as a whole.

         2.12 Contracts and Commitments. Neither Buyer nor any Buyer Subsidiary is a party to any: (i) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Buyer or any Buyer Subsidiary; or (ii) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection.

         2.13 No Default. Buyer and each Buyer Subsidiary is not in violation, breach or default, and no event exists that, with notice or lapse of time or both, would constitute such a violation, breach or default under any loan agreement, indenture, bond, resolution, agreement, lease, contract or other instrument to which Buyer or any Buyer Subsidiary is a party or to which Buyer or any Buyer Subsidiary or its properties and assets are bound.

         2.14 Litigation. There is no governmental or private litigation, investigation, arbitration or proceeding of any kind whatsoever pending or, to the knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary. Neither Buyer nor any Buyer Subsidiary is aware of any facts which might reasonably result in matters described in this Section.

         2.15 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Buyer Financial Information or otherwise disclosed herein, neither Buyer nor any Buyer Subsidiary has any liabilities or obligations of any nature, whether absolute, accrued or contingent, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which in the aggregate are material to the financial condition, assets, properties or business of Buyer and the Buyer Subsidiaries, taken as a whole.

         2.16 No Broker or Finder. Neither Buyer nor any Buyer Subsidiary has had discussions with, negotiated with, been represented by or employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

         2.17 No Adverse Developments. Neither Buyer nor any Buyer Subsidiary has knowledge of any development of any kind in any applicable federal or state law, regulation or ordinance relating to the business of Buyer or any Buyer Subsidiary which would have an adverse effect upon the financial condition, assets or business of Buyer or any Buyer Subsidiary.

         2.18 Conversion Shares. Any shares of common stock of Buyer issued upon conversion of the Notes will be duly and validly issued, fully paid and nonassessable.

         2.19 Disclosure. The information relating to and concerning Buyer and each Buyer Subsidiary contained in this Agreement, any Schedule hereto or in any other certificate, instrument or other document given by Buyer in connection with this Agreement (including each representation and warranty contained herein or therein, or in the Joint Information Statement to be provided to the Shareholders of the Company and the stockholders of Buyer (the "Joint Information Statement")) is true, correct and complete and contains no untrue statement of material fact or omits or will omit to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDERS

         Except as set forth in the attached Schedule III (which lists exceptions to the following representations and warranties and also contains matters required to be disclosed pursuant to this Article III, each of which corresponds to the numbered sections contained in this Article III), the Company and each of the Shareholders jointly and severally represent and warrant to Buyer as follows:

         3.1 Organization; Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of California; (b) has the corporate power and authority to carry on its business as now conducted; (c) has no subsidiaries or affiliates and owns no securities or other interests in any other corporation or other entity (except for the Company's direct or indirect ownership of all the outstanding equity securities of the Company Subsidiaries as disclosed in Section 3.3 of the Schedule); (d) has delivered to Buyer complete and correct copies of its articles of incorporation and bylaws as currently in effect; and (e) is qualified to do business and is in good standing in the state of California and in each other jurisdiction in which the property owned, leased or operated by it or the business conducted by it makes such qualification necessary.

         3.2 Capital Stock. The authorized capital stock of the Company consists of 500,000 shares of common stock, of which 221,083 shares (collectively, the "Company Shares") are issued and outstanding. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were sold pursuant to, and within the limitations contained in, appropriate and effective permits, qualifications or consents of all applicable government authorities to the extent required. There are no (a) preemptive or other subscriptive rights with respect to any of the Company Shares, (b) treasury shares or any other authorized or outstanding equity securities of the Company or (c) outstanding rights, options, warrants, contracts, understandings, arrangements or commitments providing for issuance of, or granting of rights to acquire, any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company.

         3.3 Subsidiaries. Section 3.3 of the Schedule lists all subsidiaries, direct or indirect, of the Company (hereinafter collectively the "Company Subsidiaries" or individually a "Company Subsidiary"). Such Schedule correctly sets forth, as to each of the Company Subsidiaries, (a) the jurisdiction of incorporation; (b) the jurisdictions, if any, in which such Company Subsidiary is qualified to do business as a foreign corporation; (c) the number of shares of each Company Subsidiary's authorized capital; (d) the number of shares thereof issued and outstanding; and (e) the names of the holders of such outstanding shares and the amounts they own. Neither the Company, nor any Company Subsidiary, has any outstanding investment in or advance of cash or is otherwise under any obligation to purchase or subscribe to any investments in, or incur obligations with respect to, any corporation, limited liability company, partnership or other entity other than the Company or the Company Subsidiaries. There are no outstanding rights or options to acquire, or any outstanding securities convertible into, stock of any class of any Company Subsidiary. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary to the transaction of its business, all of which jurisdictions are listed on
Section 3.3 of the Schedule hereto, and has corporate power to own all of its property and assets and carry on its business as it is now being conducted.

         3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, and all corporate action of the Company necessary for such execution, delivery and performance has been duly and validly taken as required by law or under the Articles of Incorporation or Bylaws of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms against the Company subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. The execution and delivery of this Agreement by the Company do not, and the performance and consummation by the Company of the transactions contemplated by this Agreement will not (a) conflict with, constitute or result in a breach or violation of, or default under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, agreement, contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties is bound; (b) violate any judgment, order, injunction, decree, statute, rule, or regulation applicable to the Company or any Company Subsidiary or any of their respective assets or properties; (c) contravene, violate or be impermissible under the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary; or (d) permit any party to terminate any lease, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or to accelerate the maturity of any indebtedness or other obligation of the Company or any Company Subsidiary. Except as set forth in Section 3.4 of the Schedule, the Company is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

         3.5 Compliance With Law. The Company and each Company Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied and is currently in compliance, in all material respects, with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         3.6 No Governmental Consents. Except as contemplated by this Agreement, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, require the consent or approval of, or declaration, filing or registration with any governmental authority.

         3.7 Properties. Attached as Section 3.7 of the Schedule is a summary schedule of all real estate interests and leaseholds, equipment, machinery, vehicles, improvements and other tangible properties or assets owned or leased by the Company or the Company Subsidiaries or otherwise used in, or required for, the business of the Company or the Company Subsidiaries. The Company and each Company Subsidiary own (beneficially and of record) and has good and marketable title to all of its properties and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or joint ownership other than equipment leases entered into in the ordinary course of business, the principal terms of which are summarized on Section 3.7 of the Schedule. All such properties and assets and their use conform in all material respects to all applicable building, zoning, fire, health and other laws, ordinances or regulations and no notice of any violation with respect thereto has been received by any of the Company or the Company Subsidiaries. All such properties and assets are in good condition (except for normal wear and tear), fit for the purposes for which they are being used. Each of the Company and the Company Subsidiaries has valid and enforceable leasehold interests in all such properties and assets which it purports to lease. The Company or one or more of the Company Subsidiaries is, or shall be prior to the Closing, the party-lessee on all real and personal property leases covering all or any portion of the premises or any personal property used by the Company or any Company Subsidiary in the operation of its business. All leases to which the Company or any Company Subsidiary is a party-lessee are in full force and effect and neither the Company nor any Company Subsidiary nor, to the knowledge of the Company and the Shareholders, the other party thereto, is in default thereunder, and the transactions contemplated by this Agreement shall not affect their validity or enforceability.

         3.8 Financial Information. The Company has delivered to Buyer true copies of the consolidated financial statements of the Company for the fiscal year ended March 31, 1997, with any interim consolidated financial statements through August 31, 1997. Such consolidated financial statements of the Company shall hereinafter be referred to collectively as the "Company Financial Information". The Company Financial Information (a) is complete and correct in all material respects, (b) has been prepared in conformity with generally accepted accounting principles consistently applied, and (c) presents fairly the consolidated financial condition of the Company at the dates presented and the consolidated results of operations of the Company for the period covered subject to year end adjustments for any interim financial statements. There does not exist any fact, event, condition, claim or latent claim, known to the Company which would cause an adverse change in the Company Financial Information as presented other than as set forth therein.

         3.9 Absence of Change. Since August 31, 1997:

                  (a) There has been no adverse change in the financial condition, results of operations, assets, liabilities or business of the Company and the Company Subsidiaries, taken as a whole, and no event or condition has occurred which the Company believes has adversely effected or shall adversely effect the financial condition, results of operations, assets, liabilities or business of the Company and the Company Subsidiaries, taken as a whole;

                  (b) There have been no short term or long term liabilities or obligations incurred by or on behalf of the Company or any Company Subsidiary, except in the normal course of business, and no such liability in the ordinary course exceeds $10,000 in any one instance or $25,000 in the aggregate;

                  (c) There have been no dividends, redemptions, share dividends or other distributions in respect of shares to the shareholders of the Company or any Company Subsidiary declared, set aside or paid;

                  (d) There has been no sale, transfer or distribution of any asset of the Company or any Company Subsidiary or any other transaction with respect to the Company or any Company Subsidiary entered into other than in the regular and customary course of business, and there has been no forgiveness, waiver or compromise of debt;

                  (e) There has been no loss, damage, or destruction of property or assets of the Company or any Company Subsidiary not fully covered by insurance and no waiver of any rights of material value;

                  (f) No capital expenditure with respect to the Company or any Company Subsidiary or any of the properties or assets of any of them has been made in excess of $10,000 in the aggregate;

                  (g) There has been no change in the employment contract or pension plan of any officer, director, employee or consultant of the Company or any Company Subsidiary, and no such person has received any bonus or option to purchase any equity security of the Company or any Company Subsidiary; and

                  (h) Since August 31, 1997, the Company has not reclassified or otherwise caused an increase in its current assets or decrease in its current liabilities, other than in the normal course of the Company's business as conducted over the prior three months, and in no event will the Company increase any long-term indebtedness resulting in either an increase in current assets or decrease in current liabilities or sell or otherwise dispose of its non-current assets.

         3.10 Taxes. The Company and each Company Subsidiary have prepared and filed all federal, state and local tax returns and tax reports required to be filed to date with appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All taxes and estimated taxes (including any penalties or interest) imposed by or payable to any governmental taxing authority with respect to the operations or ownership of property and assets of the Company or any Company Subsidiary have been fully paid or adequately provided for in the Company Financial Information, except taxes based on operations since that date. All tax returns and reports to date are true and correct.

         3.11 Licenses, Permits, Etc. The Company and each of the Company Subsidiaries have all approvals, authorizations, consents, licenses, orders, franchises, rights, governmental security clearances and registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of its businesses as presently conducted, the absence of which would have an adverse effect on the financial condition, assets or business of the Company and the Company Subsidiaries, taken as a whole.

         3.12 Intellectual Property. Section 3.12 of the Schedule is a list of all names, trade names, patents, trademarks, franchises and copyrights used by the Company and the Company Subsidiaries; and, except as set forth in Section
3.12 of the Schedule, the Company or a Company Subsidiary owns, and has the legal right to use, such names, trade names, patents, trademarks, franchises and copyrights. Nothing has come to the attention of the Company or any Shareholder to the effect that any such use may infringe on any rights owned, held, or asserted by any other person or that any such rights are not valid and enforceable.

         3.13 Contracts and Commitments.

                  (a) Neither the Company nor any Company Subsidiary is a party to any: (i) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company or any Company Subsidiary; (ii) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (iii) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $10,000 in the aggregate; (iv) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $10,000 in the aggregate; (v) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalty, or involving more than $10,000 in the aggregate; (vi) contract which prohibits the Company or any Company Subsidiary from freely engaging in business anywhere in the world;
(vii) contract, agreement or understanding with any shareholder, officer, director or employee of the Company or any Company Subsidiary (other than for employment on customary terms); (viii) any joint venture or partnership contract or arrangement or any other agreement involving the sharing of profits or expenses; or (ix) other agreement material to the business of the Company or any Company Subsidiary or other agreement not entered into in the ordinary course of business.

                  (b) Buyer has been supplied with a true and correct copy of all written contracts which are referred to on Section 3.13 of the Schedule, together with all amendments, waivers or other changes thereto.

         3.14 No Default. The Company and each Company Subsidiary are not in violation, breach or default, and no event exists that, with notice or lapse of time or both, would constitute such a violation, breach or default under any loan agreement, indenture, bond, resolution, agreement, lease, contract or other instrument to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary or its properties and assets are bound.

         3.15 Insurance. Section 3.15 of the Schedule attached hereto lists and briefly describes each insurance policy maintained by the Company or the Company Subsidiaries with respect to their properties, assets or business operations. All of such insurance policies are in full force and effect, and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any of such insurance policies.

         3.16 Bank Accounts. Section 3.16 of the Schedule attached hereto contains a list of each bank account, including safe deposit boxes, maintained by the Company or any Company Subsidiary and the names of the persons authorized to draw upon or have access thereto.

         3.17 Litigation. There is no governmental or private litigation, investigation, arbitration or proceeding of any kind whatsoever pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, other than proceedings with no more than $10,000 in dispute which do not aggregate more than $50,000 in dispute. Neither the Company nor any Shareholder is aware of any facts which might reasonably result in matters described in this Section.

         3.18 No Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against in the Company Financial Information or otherwise disclosed herein, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether absolute, accrued or contingent, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which in the aggregate are material to the financial condition, assets, properties or business of the Company and the Company Subsidiaries, taken as a whole.

         3.19 Labor Contracts and Employment Agreements. Section 3.19 of the
Schedule identifies (i) each collective bargaining agreement and other labor agreement to which the Company or any Company Subsidiary is a party or by which it is bound; (ii) each employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, commissions, or incentive plan or contract to which the Company or any Company Subsidiary is a party, or by which it is or may be bound; and (iii) each plan and agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, insurance, hospitalization, and related or similar benefits) are afforded to employees of the Company or any Company Subsidiary. All these contracts, agreements and arrangements are in full force and effect. The Company and each Company Subsidiary are not and, to the best knowledge of the Company or the Shareholders, no other party to any such agreement, plan, program or contract is, in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. The Company and each Company Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities. Except as set forth in Section 3.19 of the Schedule:

                  (a) No unfair labor practice complaint is pending against the Company or any Company Subsidiary before the National Labor Relations Board or any state or local agency, no labor strike or other labor trouble affecting the Company or any Company Subsidiary is pending, and no labor related grievance is pending against the Company or any Company Subsidiary;

                  (b) No organization or representation question is pending respecting the employees of the Company or any Company Subsidiary, and no such question has been raised within the three (3) year period prior to the date of this Agreement; and

                  (c) No arbitration proceeding arising out of or under any collective bargaining agreement to which the Company or any Company Subsidiary is a party is pending, and to the best knowledge of the Company and the Shareholders no basis for any such proceeding exists.

         3.20 Corporate Records. The corporate minute book and stock records of the Company and each Company Subsidiary, presented to Buyer and its counsel for review, are complete and accurate. The meetings of directors and shareholders referred to therein were duly called and held and signatures contained on all documents therein are the true signatures of the persons purporting to have signed them.

         3.21 No Adverse Developments. Except as disclosed on Section 3.21 of the Schedule, neither the Company nor any Company Subsidiary has knowledge of any development of any kind in any applicable federal or state law, regulation or ordinance relating to the business of the Company or any Company Subsidiary which would have an adverse effect upon the financial condition, assets or business of the Company or any Company Subsidiary.

         3.22 No Broker or Finder. Neither the Company nor any Company Subsidiary has had discussions with, negotiated with, been represented by or employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

         3.23 Environmental Matters. Neither the Company nor any Company Subsidiary is in violation of any environmental law or regulation, the correction of or compliance with which will or could entail expenditures in excess of $5,000 per occurrence, or $10,000 in the aggregate, or otherwise adversely affect business operations as previously conducted.

         3.24 Agreements in Full Force and Effect. With respect to the Company and, to the knowledge of the Company and the Shareholders, the other parties thereto, all contracts, leases, policies and licenses referred to in this
Article III, and the Schedules hereto, are valid and in full force and effect.

         3.25 Disclosure. The information relating to and concerning the Company and the Company Subsidiaries contained in this Agreement, any Schedule hereto or in any other certificate, instrument or other document given by the Company in connection with this Agreement (including each representation and warranty contained herein or therein), or in the Joint Information Statement is true, correct and complete and contains no untrue statement of material fact or omits or will omit to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder severally represents and warrants to Buyer as follows:

         4.1 Title to Shares. Such Shareholder is the owner of the number of Shares indicated on such Shareholder's respective signature page. No other person or entity has any right, title, or interest, beneficially or of record, in or to the Shares owned by such Shareholder and such Shares are free and clear of any claims, liens, encumbrances, security agreements, equities, options, charges, or restrictions, and can be delivered and surrendered to Buyer pursuant hereto without obtaining the consent or approval of any other person or governmental authority. Upon the transfer and delivery of such Shares to Buyer in accordance with this Agreement and payment therefor, Buyer will become the owner and holder of all of such Shares free and clear of all liens, encumbrances, pledges, claims, charges and restrictions on transfer.

         4.2 Authority. This Agreement constitutes the legal, valid, and binding obligation of such Shareholder enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles. The consummation of the transactions contemplated by this Agreement and fulfillment of the terms hereof will not breach any of the terms and provisions of, or constitute a default by such Shareholder under, any agreement or instrument to which such Shareholder is a party or by which such Shareholder is bound, or any statute, ruling, decree, judgment, order or regulation of any governmental authority having jurisdiction over such Shareholder or such Shareholder's property; and no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by such Shareholder of the transactions on such Shareholder's part contemplated hereby. Except set forth in Schedule 4.2 of the Schedule, such Shareholder will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

         4.3 Restricted Securities. Such Shareholder understands that the Notes, the Warrants, the shares of Buyer common stock issuable upon exercise of the Warrants, and any other securities issued by Buyer under this Agreement (collectively, the "Securities") will be issued by Buyer without registration under the Act and without qualification and/or registration under applicable state securities laws pursuant to exemptions from registration and/or qualification contained in the Act and applicable state securities laws. Such Shareholder understands that the foregoing exemptions depend upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein. None of the Securities nor any interest in the Securities will be sold, transferred, or otherwise disposed of by such Shareholder without registration and/or qualification under the Act and applicable state securities laws unless the sale or other disposition is made in compliance with exemptions from such registration and qualification requirements with respect to such resale or disposition and, upon the request of Buyer, such Shareholder, prior to consummation of any such resale or disposition, provides Buyer an opinion of counsel satisfactory to Buyer to the effect that the contemplated transfer may be made without violating the Act or applicable state securities laws.

         4.4 Investment Intent. Such Shareholder is acquiring the Securities for investment purposes only, for such Shareholder's own account and not with a view to or for sale in connection with any distribution of the Securities to others within the meaning of the Act.

         4.5 Questionnaire. The information contained in the Investor Questionnaire provided by such Shareholder to the Company in connection with this transaction is true and correct as of the date hereof and Buyer may rely upon such information in determining whether exemptions from registration under federal and applicable state securities laws are available in connection with any issuance of Securities under this Agreement.

         4.6 Purchaser Representations. Such Shareholder has received all of the information Shareholder considers necessary or appropriate to evaluate the risks and merits of an investment in Buyer, and has had an opportunity to discuss Buyer's business, management, financial affairs and prospects with Buyer's management. Such Shareholder is able to bear the economic risks related to a purchase of the Securities. Such Shareholder either has a pre-existing personal or business relationship with Buyer or any of its officers, directors or controlling persons, or by reason of such Shareholder's business or financial experience or the business or financial experience of its professional advisor who is not affiliated with and is not compensated by Buyer or any affiliated or selling agent of Buyer, directly or indirectly, has the capacity to protect such Shareholder's own interests in connection with the subject transactions.

         4.7 Residence. Such Shareholder's principal residence is shown below such Shareholder's signature on the signature page.

         4.8 Legends. Such Shareholder acknowledges that the certificates representing any of the Securities to be issued to such Shareholder will contain legends which prohibit an offer to transfer or a transfer of all or any portion of the Securities unless the Securities are registered under the Act or unless an exemption from registration is available with respect to such resale or disposition.

Buyer need not register, and may instruct its transfer agent not to transfer, a transfer of any Securities unless the conditions set forth in this Article IV are satisfied.


                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

         5.1 Conduct of Business by the Company. The Company, the Management Shareholders and the Shareholders, as applicable, agree that from the date hereof until the Closing, except as otherwise approved in writing by Buyer:

                  (a) The Management Shareholders shall cause the Company to, and the Company shall, carry on its business and operations diligently and substantially in the manner carried on as of the date hereof and shall not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                  (b) No Shareholder shall pledge, assign or otherwise transfer any portion of such Shareholder's interest in the Shares.

                  (c) The Management Shareholders shall cause the Company to, and the Company shall, take such reasonable action as may be necessary to maintain, preserve, renew and keep in effect the existence, rights and franchises of the Company and shall use its reasonable efforts to preserve the business organization of the Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Company.

                  (d) The Management Shareholders shall cause the Company to not, and the Company shall not, enter into any new sales representative, dealer or distributor contracts, or amend any existing contracts, without the prior written consent of Buyer, regardless of the fact that any such individual contract or amendment might otherwise be in the ordinary course of business.

                  (e) The Management Shareholders shall cause the Company to not, and the Company shall not, amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued capital stock, including, without limitation, any issuance of additional shares or granting of any rights, options or warrants to acquire any capital stock of the Company.

                  (f) The Management Shareholders shall cause the Company to, and the Company shall, maintain all of the insurance in effect as of the date hereof.

                  (g) The Management Shareholders shall cause the Company to, and the Company shall, use, operate, maintain and repair all property of the Company in the ordinary course of business.

                  (h) The Management Shareholders shall cause the Company to, and the Company shall, promptly provide Buyer with interim monthly financial statements and other management reports as and when they are available.

                  (i) Other than certain bonuses paid to Doug Levinson in connection with this Agreement, the Management Shareholders shall cause the Company to not, and the Company shall not: (i) declare, set aside or pay any dividend or any other distribution; engage in any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or make any other payment to any Shareholder (other than compensation on a basis consistent with past practice of the Company); or (ii) increase any compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted made or accrued, except compensation increases which have been committed to previously by the Company or made in the ordinary course of business.

                  (j) The Management Shareholders shall cause the Company to not, and the Company shall not, make any change (whether or not material) in the Company's accounting procedures, methods, policies or practices or the manner in which the Company maintains its records.

                  (k) The Management Shareholders shall cause the Company to not, and the Company shall not, make any capital expenditures other than in the ordinary course of business.

                  (l) The Management Shareholders shall cause the Company to not, and the Company shall not, file any federal, state or local tax return without the prior written consent of Buyer.

                  (m) Except as expressly provided in this Agreement, the Management Shareholders shall cause all indebtedness owed to the Company by any Shareholder or any Affiliate of any Shareholder to be paid in full prior to Closing.

                  (n) The Management Shareholders shall cause the Company to not, and the Company shall not, reclassify or otherwise cause an increase in its current assets or decrease in its current liabilities, other than in the normal course of the Company's business as conducted over the prior three months, and in no event will the Company increase any long-term indebtedness resulting in either an increase in current assets or decrease in current liabilities or sell or otherwise dispose of its non-current assets.

         5.2 Access and Information; Confidentiality. Each of the Company and Buyer shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Buyer shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated May 23, 1997 between the Company and Buyer. Upon termination of this Agreement, each of the Company and Buyer will, if so requested in writing by the other party, promptly return to the other party or destroy all documents or other materials received from the other party.

         5.3 Shareholders' Representative.

                  (a) In order to administer efficiently the rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint Harold Silen as the Shareholders' Representative, to serve as the Shareholders' agent and attorney-in-fact for the limited purposes set forth in Section 5.3(b) of this Agreement.

                  (b) Each of the Shareholders hereby appoints the Shareholders' Representative as such Shareholder's agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Shareholder's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to disburse any funds received hereunder to the Shareholders,
(iii) to enter into the Disbursement Agent Agreement, Rights Agreement and Security Agreement on behalf of the Shareholders, (iv) to execute and deliver any certificates representing the Shares and execution of such further instruments of assignment as Buyer shall reasonably request, (v) to execute and deliver on behalf of each Shareholder any amendment or waiver under this Agreement, (vi) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders' Representative of this Agreement, (vii) to execute financing statements, termination statements and other documents on behalf of the Shareholders under the Security Agreement and (viii) to do each and every act and exercise any and all rights which such Shareholder or Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, bankruptcy or other incapacity of any Shareholder; provided that such agency and proxy shall terminate if this Agreement is terminated pursuant to its terms.

                  (c) Each of the Shareholders hereby agrees that any amendment or waiver under this Agreement, the Disbursement Agent Agreement, the Rights Agreement, the Security Agreement or the Securities, and any action taken on behalf of the Shareholders to enforce the rights of the Shareholders under this Agreement and the Notes or the Warrants, and any action taken with respect to any indemnification claim pursuant to Section 8.4 (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Shareholders' Representative and the holders of a majority of the Shares (including any Shares held by the Shareholders' Representative), or, in the case of any amendment or waiver made or given or action taken after the Closing, if so approved by persons who were the holders of a majority of the Shares immediately prior to the Closing, and that each and every action so taken shall be binding and conclusive on every Shareholder, whether or not such Shareholder had notice of, or approved, such amendment or waiver.

                  (d) Upon signing of this Agreement, each Shareholder shall deliver to the Shareholders' Representative a certificate or certificates representing the Shares being sold by such Shareholder under this Agreement, duly endorsed (or accompanied by duly executed stock powers), for delivery by the Shareholders' Representative to Buyer at the Closing. Upon termination of this Agreement for any reason, such certificates shall be returned by the Shareholders' Representative to the Shareholders.

                  (e) Harold Silen shall serve as the Shareholders' Representative until he resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders' Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select, by the vote of the holders of a majority of the Shares, a successor representative to fill such vacancy, shall provide prompt written notice to Buyer of such change and such substituted representative shall then be deemed to be the Shareholders' Representative for all purposes of this Agreement.

         5.4 Notice of Breach. Each of the Buyer, the Company and the Shareholders shall promptly give written notice to the others upon becoming aware of the occurrence or, to its, her or his knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its, her or his representations, warranties or covenants contained or referenced in this Agreement and will use its, her or his reasonable efforts to prevent or promptly remedy the same.

         5.5 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable and diligent efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         5.6 Board Representation. Effective upon the Closing, Buyer shall appoint one representative of the Shareholders (which representative shall be designated by the Shareholders' Representative) to the board of directors of Buyer. In addition, from the period beginning on the Closing Date and ending on the earlier of (a) the closing of an initial public offering by Buyer, and (b) the later of (i) payment of all amounts due under Section 1.2(d) and 1.3 and
(ii) repayment in full of the Notes, Buyer shall nominate one representative of the Shareholders (which representative shall be designated by the Shareholders' Representative) for election by the stockholders of Buyer to the board of directors of Buyer at any annual meeting of the stockholders of Buyer held during such period. Buyer shall cause the Stockholders Voting Agreement dated May 31, 1996, as amended (the "Voting Agreement"), by and among the Company and certain stockholders of the Company to be amended to provide that during the period set forth in this Section the parties to that Voting Agreement shall vote their shares covered by that Voting Agreement in favor of the individual so designated by the Shareholders' Representative.

         5.7 No Negotiations. Until such time, if any, as this Agreement is terminated pursuant to Section 7, the Company and the Shareholders will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. The Company will promptly notify Buyer of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or any such negotiations or discussions being sought to be initiated with it.

         5.8 Announcements. The notices to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such time and in such manner as may be mutually agreed upon by Buyer and the Shareholders' Representative; provided, however, that any party shall be entitled to make a public announcement about such transactions if, in the opinion of its counsel, such announcement is required to comply with any applicable law, rule or regulation. Information provided by either party to third parties whose assistance and cooperation may, in the judgment of such informing party, be required to the successful consummation of the transactions contemplated by this Agreement, and information provided by either party to its employees with respect to such transactions, shall not be construed as a general notice, release, statement or communication within the meaning or intent of this section.

         5.9 General Release by Shareholders. Each Shareholder hereby fully releases and discharges the Company and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which such Shareholder now has or may hereafter have against the Company and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except (a) as may be described in written contracts disclosed in the Schedule hereto and expressly described and specifically excepted from this release in the Schedule, (b) in the case of Shareholders who are employees of the Company, compensation for current periods expressly described and excepted from such releases, and (c) for the obligations of the Company arising after the Closing Date under this Agreement and the other agreements described in Section 1.7 to which the Company is a party. Specifically, but not by way of limitation, each Shareholder waives any right of indemnification, contribution or other recourse against the Company which it now has or may hereafter have against the Company with respect to representations, warranties or covenants made in this Agreement by the Company.

         Each Shareholder hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states as follows:

         "A general release does not extend to claims to which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each Shareholder understands and acknowledges the significance and consequence of this waiver of Section 1542 and nevertheless elects to, and does, release those claims described in this Section 5.9, known or unknown, that it may have now or in the future arising out of or relating to any event arising on or prior to the date of this Agreement.

         5.10 Additional Shareholders. The parties agree that additional shareholders of the Company may become parties to this Agreement after the Closing Date. In such event, (i) each such shareholder shall become a "Shareholder" for purposes of this Agreement and entitled to all of the rights and subject to all of the obligations of a Shareholder under this Agreement,
(ii) the Participating Percentage shall be adjusted to reflect the inclusion on such shareholder, (iii) such shareholder shall immediately receive a cash payment equal to such shareholder's ratable interest in the Closing Cash Payment and a Note and a Warrant equal to such shareholder's ratable portion of the Notes and Warrants, and (iv) the Initial Disbursement Amount shall be increased by an amount equal to $6,500,000 times the percentage of issued and outstanding shares of common stock of the Company held by such shareholder as of the Closing Date.

         5.11 Maintain Directors and Officers Liability Insurance. The Buyer shall cause the Company to maintain in effect for a period of two years after the Closing Date the directors and officers liability insurance in effect on the Closing Date.

         5.12 Legend Removal. The Company and the Shareholders will use their best efforts to either (i) obtain an order from the California Commissioner of Corporations approving the sale of the Shares to the Buyer or (ii) cause the removal of all legends imposed by the California Commissioner of Corporations from any certificates representing Shares being transferred under this Agreement.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Buyer's Obligations to Close. The obligation of
Buyer to purchase the Shares from the Shareholders and to take other actions required to be taken by Buyer at the Closing shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions, any of which may be waived in whole or in part by Buyer only in writing:

                  (a) The Company and each of the Shareholders shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true in all material respects when made and on and as of the Closing Date as if made on and as of such date, and Buyer shall have received a certificate of the President of the Company to that effect.

                  (b) Each of the consents identified in Section 3.4 of the Schedule must have been obtained and must be in full force and effect.

                  (c) No circumstances shall have occurred which, in the reasonable judgment of Buyer, constitute a material adverse change in the business, assets or prospects of the Company.

                  (d) The issuance of any Securities to each Shareholder under this Agreement shall, in the reasonable judgment of Buyer, be exempt from registration under the Act and from registration and/or qualification under applicable state securities laws.

                  (e) All approvals required from the stockholders of Buyer, whether required under Buyer's charter documents or contract, for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (f) Buyer shall have obtained on terms and conditions reasonably acceptable to Buyer debt and/or equity financing in the amount of at least $24 million.

                  (g) Receipt of an order from the California Commissioner of Corporations, if required in the reasonable opinion of counsel for the Company, approving the sale of the Shares to the Buyer or, alternatively, removing any restrictions on transfer imposed by the Commissioner.

                  (h) The Company and the Shareholders shall have delivered each of the documents required to be delivered at the Closing under Section 1.7(a).

         6.2 Conditions to Shareholders' Obligation to Close. The obligations of the Shareholders to sell their Shares and to take other actions required to be taken by them at the Closing shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions, any of which may be waived in whole or in part by the Shareholders' Representative only in writing:

                  (a) Buyer shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and on and as of the Closing Date as if made on and as of such date, and the Shareholders shall have received a certificate of the President of Buyer to that effect.

                  (b) Buyer shall represent to the Shareholders that as of the Closing Date it has no debt outstanding senior to the Notes other than any indebtedness incurred to pay the Purchase Price.

                  (c) No circumstances shall have occurred which, in the reasonable judgment of Shareholders' Representative, constitute a material adverse change in the business, assets or prospects of Buyer, other than such circumstances which relate to the Company.

                  (d) Buyer shall have delivered each of the documents required to be delivered at the Closing under Section 1.7(b) and (c).

                  (e) The Amended Investor Rights Agreement dated March 31, 1997 among certain stockholders of Buyer shall have been amended to provide that the Shareholders shall have the registration rights set forth in that Agreement with respect to any shares of common stock issued upon exercise of the Warrants.

                  (f) The Voting Agreement shall be amended as provided in
Section 5.6.

                  (g) Receipt of an order from the California Commissioner of Corporations, if required in the reasonable opinion of counsel for the Company, approving the sale of the Shares to the Buyer or, alternatively, removing any restrictions on transfer imposed by the Commissioner.

                  (h) Buyer shall have obtained a waiver from each of Fantastix Ticket Company, LLC and Playhouse Square Foundation deferring their right to require Buyer to repurchase shares of Buyer Common Stock until such time as the Notes have been repaid.


                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or the Company if a material breach of any representation, warranty, covenant or agreement contained in this Agreement has been committed by the other party and such breach has not been cured within ten
(10) days following receipt of written notice;

                  (b) (i) by Buyer if any of the conditions in Section 6.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in
Section 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the

Company or any Shareholder to comply with their obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and the Company; or

                  (d) by either Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1997, or such later date as the parties may agree upon.

         7.2 Effect of Termination. Each party's right of termination under
Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.2, Section 5.8, Article VIII, Section 9.5 and
Section 9.11 will survive; provided, however, that if this Agreement is terminated by a party because of the breach by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION

         8.1 Survival of Representations and Warranties. The representations and warranties of each of the parties contained herein shall survive the signing of this Agreement and remain in full force and effect after the Closing Date, regardless of any investigation by the other parties or their agents; provided, however, such representations and warranties shall terminate at the later of (i) such time as all payments have been made under Section 1.2(d) and Section 1.3, and (ii) the maturity date of the Notes.

         8.2 Indemnification by the Company and the Shareholders. The Company and each of the Shareholders, jointly and severally, shall indemnify and hold harmless Buyer, its officers, agents, directors, employees, affiliates (including the Company, after the Closing), successors and assigns (collectively, the "Buyer Indemnified Parties") from and against any and all expenses (including, without limitation, attorneys' fees and costs), damages, liabilities or other monetary loss resulting from any and all claims, demands or threats thereof arising out of or relating to (i) any breach of the representations, warranties, covenants or agreements of the Company or the Shareholders contained in this Agreement; or (ii) that certain [***] Agreement dated [***], by and between [***], and the Company, as amended by Amendment No. 1 to [***] Agreement dated [***], and Amendment No. 2 to [***] Agreement dated [***] (the "[***] Agreement"), including but not limited to, payment obligations thereunder (excluding only (x) any amounts due for enhancements or support under Section 12 of the [***] Agreement accruing


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

after the Closing, (y) the payment of $[***] in quarterly royalty payments pursuant to Section 2 of the [***] Agreement through December 31, [***] and (z) the payment of Additional Royalties pursuant to Section 3 of the [***] Agreement for calendar years after 1997 if, and only if, such Additional Royalties are due as a result of tickets actually sold by the Company using the [***]), or the breach, alleged breach or termination of the [***] Agreement; provided, however, that, with respect to clause (ii) above, once the Shareholders have indemnified the Buyer Indemnified Parties for an aggregate of $[***] under clause (ii), the next $[***] for which indemnification would otherwise be due Buyer Indemnified Parties thereunder shall not be indemnifiable, but any amount thereafter shall again be indemnifiable by the Shareholders; and provided further, however, that upon the Closing, the Company shall cease to have any indemnification obligations pursuant to this Section 8.2 and the Shareholders shall have no right of contribution from the Company with respect to their indemnification obligations. Notwithstanding the foregoing, the Shareholders shall not have any indemnification obligation to Buyer pursuant to this Section 8.2(ii) with respect to the [***] Agreement for any breach or alleged breach thereof occurring after the Closing if such breach or alleged breach is not in connection with the Acquisition and is the result of actions by the Company not contemplated by the Buyer and the Company at the time of the Closing.

         8.3 Indemnification By Buyer. Buyer shall indemnify and hold harmless the Company and the Shareholders, their officers, agents, directors, employees, affiliates, successors and assigns from and against any and all expenses (including, without limitation, attorneys' fees and costs), damages, liabilities or other monetary loss resulting from any and all claims, demands or threats thereof made or brought against the Company or the Shareholders arising out of any breach of the representations, warranties, covenants or agreements of Buyer contained in this Agreement.

         8.4 Procedure for Indemnification. In the event a party (the "Indemnified Party") shall seek indemnification pursuant to this Article VIII, it shall, with reasonable promptness, provide the other party (the "Indemnifying Party") with written notice of any facts which may give rise to a Claim for indemnification (a "Claim"). Within thirty (30) days after delivery of such notice, the Indemnifying Party shall deliver written notice to the Indemnified Party indicating that the Claim is either accepted or rejected, in whole or in part, and if not accepted in whole, either proposing a reasonable settlement of the Claim or stating the reasons why the Claim (or portion thereof) is rejected. Any such Claim notice from the Indemnified Party which is not answered within such thirty (30) day period in the manner set forth above by the Indemnifying Party shall be conclusively presumed to be accepted by the Indemnifying Party, and the Indemnified Party may seek immediate indemnification from the Indemnifying Party. In the event that the Indemnified Party has complied with the foregoing notice procedure and the Indemnifying Party has rejected, in whole or in part, such a Claim by the Indemnified Party, and the parties have otherwise been unable to reach a mutually satisfactory agreement respecting the alleged breach or default, either party may submit the issue to binding arbitration as provided in Section 9.5 hereof; provided, however, that the scope of the issues which shall be submitted to arbitration pursuant to Section 9.5 shall be limited to a determination of (a) whether a basis for indemnification is present or has occurred, (b) whether the Indemnified Party has suffered or could reasonably be expected to suffer any loss, damage, claim, liability or expense pursuant


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

to Section 8.2 or Section 8.3 hereof as a result, and if so, the amount of such loss, damage, claim, liability or expense, and (c) whether (and to what extent) actions taken by the Indemnified Party shall have contributed thereto. The arbitrators shall also award attorneys' fees and costs for the proceedings, in their discretion. Notwithstanding the foregoing, notice of any Claim made against the Company or the Shareholders, other than those arising as result of a breach of the representations and warranties made in Article IV, shall be provided to the Shareholders' Representative, who shall have sole authority to respond to and compromise such Claim in accordance with the foregoing provisions. Likewise, the Shareholders' Representative shall have the sole authority to seek indemnification from Buyer pursuant to this Article VIII on behalf of the Shareholders.

         8.5 Defense of Claims. In connection with any Claim asserted by a third party which may give rise to a Claim for indemnification under this Article VIII, the Indemnifying Party shall be entitled to participate in the defense of such action and may assume, undertake and pay for the defense thereof and select legal counsel to conduct the defense of such Claims; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the Indemnified Party with respect to such action; in the event the Indemnifying Party assumes and undertakes a defense of a third-party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any counsel's fees and expenses subsequently incurred by the Indemnified Party in connection with such matter; provided, however, that the Indemnified Party shall have the right to participate in the defense of any such action and to employ separate counsel in connection therewith, but the fees, costs and expenses related to such participation shall be at the expense of and paid by the Indemnified Party. Any payments to be made pursuant to this Article VIII, including any payment for legal fees or other expenses, shall be made within 30 days after the receipt of the invoice therefor from the Indemnified Party. The Indemnifying Party shall have the right to settle or compromise any such action on terms satisfactory to it provided that it immediately satisfies any obligations imposed by such settlement. No settlement of any Claim for which indemnification is or will be claimed shall be made by the Indemnified Party unless such settlement is approved by the Indemnifying Party, which approval shall not be unreasonably withheld. Any such settlement not approved may be settled by the Indemnified Party provided such settlement shall be submitted to binding arbitration as provided in Section 9.5 hereof to determine whether such settlement under the circumstances at the time such settlement was made was reasonable, and will constitute a full and complete release by the Indemnified Party of the Indemnifying Party of all damages, losses, claims, liabilities and expenses relating to such claim.

         8.6 Offset Right. The right of the Buyer Indemnified Parties to indemnification under this Agreement shall include, but not be limited to, the right to offset against and have deducted from (i) any payment under the Notes,
(ii) any amounts held by the Disbursement Agent, and (iii) any Incentive Payments, the amount of any Claim by any Buyer Indemnified Party. The exercise of such right of offset by the Buyer Indemnified Parties in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, the Disbursement Agent Agreement, the Notes or any instrument securing the Notes. Except as provided in Section 1.2(d)(ii), nothing in this Section 8.6 shall be construed as limiting the liability of the Shareholders under this Agreement to the amounts which the Buyer Indemnified Parties are entitled to set off, deduct or recoup, nor shall such amounts be considered as liquidated damages for any breach under this Agreement. Buyer agrees to seek the offset and deduction remedies set forth in this Section 8.6 with respect to payments under the Notes and amounts held by the Disbursement Agent before pursuing other legal remedies it may have against the Shareholders. This shall in no way preclude the Buyer from pursuing any equitable remedies it may have against the Shareholders at any time.

         8.7 Limitations on Indemnification.

                  (a) No amount shall be payable in indemnification under this
Article VIII unless the aggregate amount of claims for which the Indemnified Party is entitled to indemnification exceeds One Hundred Fifty Thousand Dollars ($150,000) (the "Minimum Amount"); provided, however, the Minimum Amount shall not apply to any Claim (i) based on fraud; (ii) pursuant to Section 1.2(a); or
(iii) pursuant to Section 8.2 (ii). In the event that the claims exceed the Minimum Amount, the Indemnified Party shall be entitled to seek indemnifications only for the aggregate amount of the claims which exceed the Minimum Amount.

                  (b) In the absence of fraud, no Shareholder's liability under this Article VIII shall exceed in the aggregate the total Purchase Price paid by Buyer to all Shareholders; provided, however, that the aggregate liability of a Non-Management Shareholder shall not exceed the sum of all sums paid to that Shareholder; and provided further that Buyer shall have the right to offset or have deducted amounts still payable to a Shareholder (under the Notes or otherwise) against any liability of the Shareholder for Claims in excess of amounts paid to that Shareholder.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

         To Buyer:                     Advantix, Inc.
                                       4675 MacArthur Court, Suite 1540
                                       Newport Beach, CA  92660
                                       Attn:  President

         With Copy To:                 Hewitt & McGuire LLP
                                       19900 MacArthur Boulevard, Suite 1050
                                       Irvine, CA  92612
                                       Attention:  Paul A. Rowe

         To the Company:               Bay Area Seating Service, Inc.
                                       1855 Gateway, Suite 630
                                       Concord, CA  94520
                                       Attn:  Douglas Levinson

         With Copy To:                 Shartsis, Friese & Ginsburg, LLP
                                       One Maritime Plaza, 18th Floor
                                       San Francisco, CA  94111
                                       Attention:  Robert D. Evans

         To the Shareholders:          At the address for each
                                       such Shareholders shown on
                                       their signature page

         To the Shareholders'          Harold Silen
         Representative:               8 Buckeye Way
                                       Kentfield, CA  94904

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

         9.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

         9.3 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

         9.4 Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

         9.5 Dispute Resolution. Any controversy, dispute, or claim arising out of or relating to the interpretation, performance or breach of this Agreement shall be finally determined, at the request of any party, by binding arbitration conducted in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted in Orange County, California if brought by the Company (prior to Closing), the Shareholders' Representative or the Shareholders, and in San Francisco County if brought by Buyer. The arbitrator shall award to the prevailing party, in addition to the costs of the proceeding, that party's reasonable attorney's fees.

         9.6 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

         9.7 Further Assurances. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other party may reasonably require to consummate, evidence, or confirm the agreements contained herein in the manner contemplated hereby.

         9.8 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

         9.9 Attorneys' Fees. In the event any action in law or equity, arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to its attorneys' fees and other costs reasonably incurred in such action or proceeding.

         9.10 Equitable Remedies. In addition to legal remedies, to the extent allowed pursuant to this Agreement or by law, in recognition of the fact that remedies at law may not be sufficient, the parties hereto (and their successors) shall be entitled to equitable remedies including, without limitation, specific performance and injunction.

         9.11 Expenses. Each party hereto shall pay its own expenses incident to the negotiation and preparation of this Agreement and all other documents necessary or appropriate to consummate the transactions contemplated hereby, and shall bear its own costs and expenses incurred in closing and carrying out the transactions contemplated by this Agreement, including any broker's or finder's fees and the expenses of its representatives. Such costs and expenses incurred by the Company and unpaid at the Closing shall reduce the cash portion of the Purchase Price payable under Section 1.2(a). The Shareholders acknowledge that for its services in connection with the transactions contemplated by this Agreement, Vrolyk & Company ("Vrolyk") is to be paid a fee of $300,000 from the funds reserved pursuant to Section 1.2(a)(ii) and two percent (2%) of all sums to be paid to the Shareholders pursuant to Section 1.2(a)(ii), Section 1.2(a)(iii), Section 1.5, the Notes, from the Initial Disbursement Amount and the Incentive Payments and two percent of the Warrants, less any amounts offset against any such payments pursuant to Section 8.6. Accordingly, the Shareholders hereby each assign to Vrolyk the right to receive two percent (2%) of each such payment. In the case of the Notes and the Warrants, the Shareholders further authorize Buyer to reduce the principal amount of the Note deliverable to each Shareholder by two percent and to reduce the number of shares issuable pursuant to the Warrant deliverable to each Shareholder by two percent, and instead to deliver to Vrolyk a Note in a principal amount equal to two percent (2%) of the principal amount of all of the Notes and a Warrant to purchase a number of shares of Buyer Common Stock equal to two percent (2%) of all of the shares of Buyer Common Stock subject to the Warrants.

         9.12 Amendment. This Agreement may be amended or modified in whole or in part at any time prior to the Closing Date by an agreement in writing among Buyer, the Company and the Shareholders' Representative.

         9.13 Effect of Amendment or Waiver. Each Shareholder acknowledges that by operation of Sections 5.3 and 9.12, the Shareholders' Representative will have the right and power to diminish or eliminate rights of such Shareholders under this Agreement.

         9.14 Opportunity to Consult Counsel. Each Shareholder acknowledges that such Shareholder has had full and adequate opportunity to have this Agreement reviewed by such Shareholder's independent counsel and to discuss this Agreement with such counsel. Each Shareholder acknowledges that Shartsis, Friese & Ginsburg LLP has acted only as counsel for the Company and for the Management Shareholders in connection with the transactions contemplated by this Agreement, and has not represented any of the other Shareholders.

         Buyer and the Company have executed this Agreement as of the day and year first set forth above.

                                          "BUYER"

                                          Advantix, Inc., a Delaware corporation


                                          By: /s/ W. THOMAS GIMPLE
                                              ----------------------------------
                                          Print Name: W. Thomas Gimple
                                                      --------------------------
                                          Title: President & CEO
                                                 -------------------------------

                                          "COMPANY"

                                          Bay Area Seating Service, Inc., a
                                          California corporation


                                          By: /s/ HAROLD SILEN
                                              ----------------------------------
                                          Print Name: Harold Silen
                                                      --------------------------
                                          Title: President
                                                 -------------------------------

         The undersigned Shareholders have executed this Agreement effective as of the Closing Date.

                                          "SHAREHOLDERS"


                                          --------------------------------------
                                          Signature of Shareholder

                                          --------------------------------------
                                          Print Name of Shareholder

                                          Number of Shares Owned:
                                                                  --------------

                                          Address:
                                                    ----------------------------

                                                    ----------------------------

                                                    ----------------------------

                                   SCHEDULE A

                                   DEFINITIONS

         For purposes of the foregoing Agreement, the following definitions shall apply:

         "Adjusted Disbursement Amount" as of a particular date means the Initial Disbursement Amount, less (i) cumulative quarterly disbursements to the Shareholders under Section 1.2(d) as of that date, (ii) one-half of the amount of any compensation and reimbursement to which the Disbursement Agent is entitled under the Disbursement Agent Agreement.

         "Adjusted Payout Factor" shall have the meaning set forth in Section 1.2(d)(iv).

         "Adjustment Date" shall have the meaning set forth in Section
1.2(d)(iv).

         "Affiliate" means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         "Buyer" shall have the meaning set forth in the Preamble.

         "Closing" means the consummation of the transaction contemplated by this Agreement. The time, "Closing Date" and place of the Closing are set forth in Section 1.6.

         "Closing Cash Payment" shall have the meaning set forth in Section 1.2(a).

         "Company" shall have the meaning set forth in the Preamble.

         "Disbursement Agent" means First Trust of California, or any successor disbursement agent under the Disbursement Agent Agreement.

         "Disbursement Agent Agreement" shall mean the disbursement agent agreement entered into by and among the Disbursement Agent, Buyer and the Shareholders in substantially the form of Exhibit C.

         "Final Adjustment Date" shall have the meaning set forth in Section 1.4(b).

         "Free Cash" shall mean the cash balance of the Company that results directly, and only, from revenue and expenditures from the Company's normal and recurring operations on and after the Closing Date, plus any amounts previously released from the Working Capital Account to offset a Free Cash Deficit. Free Cash will start with a balance on the first day after the Closing at zero dollars ($0), and be increased (or decreased) thereafter by the net cash generated (expended) from the Company's normal revenues and expenditures for such week. In calculating Free Cash, normal and recurring operations will be understood to exclude expenditures and/or cash flows meeting the following criteria:



                                   SCHEDULE A

                  (a) All expenditures for:

                      (i) Transition Costs;

                      (ii) [***] license fees;

                      (iii) Ticketmaster litigation;

                      (iv) Acquisition transaction fees of the Shareholders paid pursuant to Section 1.2(a)(ii); and

                      (v) One-half of Doug Levinson's salary;

                  (b) Capital expenditures, excluding capital expenditures for
                      Transition Costs, in excess of $400,000 prior to the Anniversary Date; and

                  (c) Any cash amounts transferred to, and/or received from,
                      Buyer as part of an intercompany funds transfers.

         "Free Cash Deficit" shall mean the amount by which Free Cash is less than zero on any Balance Day.

         "Guarantee Shortfall" means (i) the Adjusted Disbursement Amount at the end of the Measurement Period, plus (ii) any income earned on amounts held by the Disbursement Agent and not distributable to shareholders pursuant to Section 1.2(d)(vi), plus (iii) if Net Revenue for the Measurement Period is less than $[***], the product of (A) any amounts deducted from amounts held by the Disbursement Agent and distributed to Buyer pursuant to Section 8.6, times (B) Net Revenue for the Measurement Period divided by $[***].

         "Incentive Payment" means any amounts payable to the Shareholders pursuant to Section 1.3.

         "Initial Disbursement Amount" means (A) the product of $6,500,000 times the Participating Percentage, minus (B) $600,000.

         "Management Shareholders" means Harold Silen, Gerald Seltzer, David Mendelsohn and Douglas Levinson, individually, and any Shareholder which is a trust for which any of them serve as a trustee.

         "Net Revenue" means (A) all ticketing service revenues of the Company and Buyer from (1) those venues serviced by the Company's operations centers as of the Closing, and (2) those venues listed on Schedule B, less (B) any rebates to venues, performers or promoters.


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


                                   SCHEDULE A

         "Non-Management Shareholders" means all Shareholders other than the Management Shareholders.

         "Notes" shall have the meaning set forth in Section 1.2(b).

         "Participating Percentage" means the percentage of the issued and outstanding shares of common stock of the Company as of the Closing Date which are sold to Buyer under this Agreement.

         "Payout Factor" shall be equal to the Initial Escrow Amount, divided by $[***].

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

         "Purchase Price" shall have the meaning set forth in Section 1.2.

         "Shareholders" shall have the meaning set forth in the Preamble.

         "Shareholders' Representative" shall be Harold Silen or his successor as appointed pursuant to Section 5.4.

         "Shares" means the shares of Common Stock of the Company being sold by the Shareholders under this Agreement.

         "Significant Client" means those clients of the Company listed on Schedule C.

         "Special Indemnification Account" shall have the meaning set forth in
Section 1.5.

         "Transition Costs" shall have the meaning set forth in Section 1.4(a).

         "Transition Costs Account" shall have the meaning set forth in Section 1.4(b).


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


                                   SCHEDULE A

                                LIST OF EXHIBITS
                          TO STOCK PURCHASE AGREEMENT
                             AMONG ADVANTIX, INC.,
                        BAY AREA SEATING SERVICE, INC.,
                                      AND
                 SHAREHOLDERS OF BAY AREA SEATING SERVICE, INC.

Exhibit A -   Promissory Note
Exhibit B -   Warrant
Exhibit C -   Disbursement Agent Agreement
Exhibit D -   Employment Agreement (Levinson)
Exhibit E -   Consulting Agreement (Mendelsohn)
Exhibit F -   Noncompetition Agreements
Exhibit G -   Security Agreement
Exhibit H -   Noncompetition Agreement (Levinson)
Exhibit I -   Opinion of Company and Shareholders' Counsel
Exhibit J -   Opinion of Buyer's Counsel
Exhibit K -   Subordination Agreement
Exhibit L -   Disbursement Agent Agreement (Levinson)
Exhibit M -   Amended and Restated Investor Rights Agreement





                                       32